Exhibit 99.1

                                                                   news release


                                                                       Contact:
                                                               David Whitehouse
                                                                   203.614.5708
For Immediate Release

Citizens   Communications  Company  Changes  Name  to  Frontier   Communications
Corporation and Declares Third Quarter Dividend

Stamford, Conn. - July 31, 2008 - Citizens Communications Company announced it has completed its name change to Frontier Communications Corporation. Effective today, the company's common stock will begin trading on the New York Stock Exchange under its new ticker symbol "FTR."

"By aligning our corporate name with the brand name used throughout our markets, we will increase the visibility of our company with shareholders, leverage the strength of the Frontier brand, and make the financial community more aware of our accomplishments in the communities we serve," said Maggie Wilderotter, Chairman and CEO. "Using the name Frontier Communications is appropriate for our company since 100 percent of our customer interactions involve that name."

Ms. Wilderotter, joined by the company's Board of Directors and members of senior management, commemorated the new name of the company by ringing The Opening Bellsm today at the New York Stock Exchange.

"We are supporting our new corporate name with a strong identity that complements the name used throughout our operations," said Ms. Wilderotter. "While our corporate name is changing, all core elements of our organization remain the same. Above all, Frontier Communications will continue to provide our customers with excellent services and products and our shareholders with a sound return on their investment."

The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend payment of $0.25 per share of common stock, payable on September 30, 2008 to holders of record of common stock at the close of business on September 9, 2008.

About Frontier Communications Corporation:
Frontier Communications Corporation (NYSE: FTR) is a full-service communications provider and one of the largest rural local exchange telephone companies in the country. Frontier Communications offers telephone, television and Internet services, including wireless Internet data access, as well as bundled offerings, ESPN360 streaming video, security solutions and specialized bundles for small businesses and home offices. Additional information about Frontier Communications is available at www.frontieronline.com/investorrelations.

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